Exhibit 10.14
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (“Agreement”) is made and effective as of the 21st day of November, 2005, by and between Encore Acquisition Company, a Delaware corporation (including its subsidiaries and affiliates, the “Company”), and Roy W. Jageman (“Employee”).
     1.     Termination of Employment: Effective as of October 31, 2005 (the “Severance Date”), the Employee has resigned his employment and any and all director and officer positions he has held with the Company and any affiliates.
     2.     Severance Payments and Other Benefits:
          (a)     In lieu of severance under any other plan or arrangement of the Company, if the Waiver and Release has been executed as set forth in Section 12 and not revoked prior to the 8th day following the date of execution (the “Waiver Effective Date”) and the Employee is otherwise in compliance with this Agreement on the relevant payment date, the Company shall pay to the Employee (or his estate as applicable) the following severance payments (the “Severance Payments”): (i) within 30 days following the Waiver Effective Date, the Company shall pay to the Employee a lump sum payment equal to $300,000 and (ii) on March 15, 2006, the Company shall pay to the Employee a lump sum payment equal to $290,000.
          (b)     The parties agree that all unvested options and restricted stock are forfeited as of the Severance Date. Subject to and in accordance with the governing plan and option agreement(s), the Employee may exercise any vested and exercisable options to the extent outstanding and unexercised as of the Severance Date until the earlier of (i) the date 3 months following the Severance Date or (ii) the expiration of the original term of the option.
          (c)     The Employee will be given the opportunity to elect continuation coverage under the Company’s group health plan at his expense in accordance with the applicable plan terms and applicable law. All other benefits will cease as of the Severance Date. The Employee may elect to receive his vested account balance under the Company’s 401(k) plan in accordance with the plan’s terms.
     3.     Confidentiality and Noncompetition:
          (a)     The Company has provided the Employee with Confidential Information regarding the Company and the Company’s business. In return for this and other consideration provided under this Agreement, the Employee agrees that he will not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder or as required pursuant to any law or governmental regulation or ruling. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes trade secrets; prospects and strategies for the acquisition, exploration, development, exploitation and production of oil and natural gas reserves and alternative financial structures for partnering with other companies with respect thereto; processes; formulas; know-how; improvements; discoveries; developments; designs; inventions; techniques (including, without limitation, financial and production techniques); marketing plans; manuals; records of research; reports (including, without limitation, reserve reports); memoranda; computer software; strategies; forecasts; new products; unpublished financial statements or parts thereof; budgets or other financial information; projections; licenses; prices; costs; and employee, customer and supplier lists or parts thereof.
          (b)     The Employee recognizes that in each of the highly competitive businesses in which the Company is engaged, the Company’s trade secrets and other Confidential Information, along with personal contacts, are of primary importance in (i) identifying, acquiring, exploring for, developing, exploiting and producing oil and natural gas reserves and joint venture opportunities, and (ii) retaining the accounts and goodwill of present customers and joint venture partners and protecting the business of the Company. The Employee, therefore, agrees that until the date six months after the Severance Date, (A) he will not (i) acquire, for his own account or the account of any business in which he owns more than 5% of the outstanding capital stock, any interest in any oil or natural gas property in any county in which the Company has operations as of the Severance Date or in the Texas counties of Ward, Reeves, Pecos, Midland, Upton, or Terrell (collectively, the “Relevant Geographic Area”), (ii) accept employment, advise, assist or render service in any way to any person that competes with the Company in the acquisition, exploration, development, exploitation or production of oil and natural gas (or in pursuing joint ventures to pursue any of such activities) in the Relevant Geographic Area or (iii) enter into or take part in or lend his name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the acquisition, exploration, development, exploitation, production or joint venture activities of the Company or any of its affiliated companies in the Relevant Geographic Area and (B) he will not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or any subsidiary thereof at any time during the one-year period immediately preceding such solicitation (all of the foregoing activities are collectively referred to as the “Prohibited Activity”).
          (c)     The Employee shall not, directly or indirectly, make or cause to be made and shall use his best efforts to cause the officers, directors, employee, agents and representatives of any entity or person controlled by the Employee not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any person or entity, including members of the investment community, press, and customers, competitors and advisors to the Company, about the Company, its shareholders, subsidiaries or affiliates, their respective officers or members of their boards of directors, or the business strategy or plans, policies, practices or operations of the Company, its shareholders, subsidiaries or affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Employee to any state or federal law enforcement agency or require notice to the Company thereof. The Company agrees to use its best efforts to prevent its officers, directors, managers, supervisors, employees, agents and representatives from making any disparaging, denigrating, derogatory or other negative, misleading or false statements orally or in writing to any person or entity, including members of the investment community, press, and customers, competitors and advisors to the Company regarding Employee; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company to any state or federal law enforcement agency or require notice to the Employee thereof.
          (d)     In addition to all other remedies at law or in equity which the Company may have for breach of a provision of this Section 3 by the Employee, it is agreed that in the event of any breach (or, for purposes of securing injunctive relief, any threatened breach) of any such provision, the Company shall be entitled to immediately cease any payment otherwise required under Section 2, shall be entitled to repayment upon demand of any amounts previously paid pursuant to Section 2 and, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against the Employee prohibiting such breach or threatened breach by proving only the existence of such breach or attempted or threatened breach. The parties agree that Employee’s contacting the Company for purposes of discussing whether a potential opportunity would constitute Prohibited Activity shall not be considered a threatened breach of this Section 3. If the provisions of this Section 3 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.
          (e)     The covenants of the Employee set forth in this Section 3 are independent of and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or the breach by the Company of any other agreement between the Company and the Employee shall not affect the validity of the provisions of this Section 3 or constitute a defense of the Employee in any suit or action brought by the Company to enforce any of the provisions of this Section 3 or seek any relief for the breach thereof by the Employee.
          (f)     The Employee acknowledges, agrees and stipulates that: (i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 3 are ancillary or a part of; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Employee as contemplated by this Section 3, gives rise to the Company’s interest in restraining and prohibiting the Employee from engaging in the

Prohibited Activity within the Relevant Geographic Area as provided under this Section 3, and the Employee’s covenant not to engage in the Prohibited Activity within the Relevant Geographic Area pursuant to this Section 3 is designed to enforce the Employee’s consideration (or return promises), including, without limitation, the Employee’s promise to not disclose Confidential Information under this Agreement.
     4.     Expenses: The Company and the Employee shall each be responsible for their own costs and expenses, including, without limitation, court costs and attorneys’ fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.
     5.     Notices: For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, TX 76102
Attention: President

If to the Employee:	Roy W. Jageman
2818 Simondale Dr.
Fort Worth, TX 76109
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     6.     Applicable Law: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, but without giving effect to the principles of conflict of laws of such State.
     7.     Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.
     8.     Withholding of Taxes: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.
     9.     No Assignment; Successors: The Employee’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 9 the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).
     10.     Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement or severance agreement between the Company or any predecessor of the Company and the Employee, including, without limitation, the Employee Severance Protection Plan.
     11.     Amendment and Waiver: This Agreement may be amended or modified only upon the written consent of the Company and the Employee. The obligations of a party and the rights of any other party under this Agreement (including, without limitation, the obligations of the Employee under Section 3) may be waived only with the written consent of such other party.
     12.     Release of Claims: In consideration for the compensation and other benefits provided pursuant to this Agreement, the Employee agrees to execute a “Waiver and Release” in substantially the form attached hereto as Exhibit A upon his termination of employment. The Company’s obligation to pay the Severance Payments pursuant to Section 2 of this Agreement are expressly conditioned on the Employee’s execution of this Waiver and Release without revoking it prior to the Waiver Effective Date, and the Employee’s failure to execute and deliver (without revoking) such Waiver and Release will void the Company’s remaining obligations hereunder.
[The remainder of this page is intentionally blank. Signature page to follow.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

ENCORE ACQUISITION COMPANY
By /s/ Jon S. Brumley
Jon S. Brumley
President

EMPLOYEE
/s/ Roy W. Jageman
Roy W. Jageman

Exhibit A
Form of Waiver and Release
Encore Acquisition Company
Waiver And Release
     Encore Acquisition Company has offered to pay me certain benefits (the “Benefits”) under my Separation Agreement with Encore Acquisition Company, dated as of November 21, 2005 (the “Separation Agreement”), which are benefits to which I am not otherwise entitled. These Benefits were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Encore Acquisition Company and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Separation Agreement. I have read this Waiver and Release and the Separation Agreement (all of which I received together and which, together, are referred to herein as the “Separation Agreement Materials”) and they are incorporated herein by reference. All payments under the Separation Agreement are voluntary on the part of the Company and are not required by any legal obligation other than the Separation Agreement. I choose to accept this offer.
     I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for Benefits, I must sign (and return to Jon S. Brumley, President) this Waiver and Release before 5 p.m. on November 30, 2005. I acknowledge that I have been given sufficient time to consider whether to sign the Separation Agreement and whether to execute this Waiver and Release.
     In exchange for the payment to me of Benefits, which are in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. ss 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Separation Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.
     I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.
     Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Separation Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Mr. Jon S. Brumley, President, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, facsimile number: 817-877-1655, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
     I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Roy W. Jageman Employee’s Printed Name	/s/ Robert S. Jacobs Company Representative
/s/ Roy W. Jageman Employee’s Signature	11/28/05 Company’s Execution Date
11/21/05 Employee’s Signature Date	[Intentionally Omitted] Employee’s Social Security Number